EX-99.1
Exhibit 99.1

Cover Letter to: Offer to Purchase and Letter of Transmittal

IF YOU DO NOT WISH TO SELL YOUR
LIMITED LIABILITY COMPANY INTERESTS AT THIS TIME PLEASE DISREGARD
THIS NOTICE. THIS IS SIMPLY NOTIFICATION OF THE FUND’S TENDER OFFER.

August 20, 2012

Dear Member of the ASGI Aurora Opportunities Fund, LLC:

We are writing to inform you of important dates related to the tender offer (the “Offer”) by the ASGI Aurora Opportunities Fund, LLC (the “Fund”). If you are not interested in selling your limited liability company interests (“Interests”) at this time, please disregard this notice and take no action.

The tender offer period will begin on August 20, 2012 and end on September 17, 2012. The purpose of the tender offer is to provide liquidity to Members who hold Interests.  Interests can be repurchased by means of a tender offer only during one of the Fund’s announced tender offers.

Members wishing to tender Interests pursuant to the Offer should send or deliver a completed and executed Letter of Transmittal (the Tender Offer Form will suffice) to Alternative Strategies Group, Inc., c/o BNY Mellon Alternative Investment Services (“BNY Mellon”), at 400 Bellevue Parkway 19C-0204, Wilmington, DE 19809, Attention: ASGI Aurora Opportunities Fund or fax a completed and executed Letter of Transmittal to BNY Mellon, also to the attention of ASGI Aurora Opportunities Fund, at (508) 599-6137. The completed and executed Letter of Transmittal must be received by mail or fax at the above address or fax number prior to 12:00 midnight Eastern Time on September 17, 2012. Generally, Interests being tendered by Members pursuant to a repurchase offer will need to be tendered by Members at least ninety-five (95) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to Alternative Strategies Group, Inc. by certified mail, return receipt requested, or by facsimile transmission. If you do not wish to tender Interests for any reason, simply disregard this notice.  No Action is Required if You Do Not Wish to Tender at This Time.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call the Support Desk of Alternative Strategies Group, Inc. at (866) 440-7460.

Sincerely,

ASGI Aurora Opportunities Fund, LLC